For Immediate Release

Contacts:
Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

BOOTH #207

DataMirror Provides Integration for Teradata;
Joins Teradata Alliance Partner Program

DataMirror LiveIntegration™ Software Now Supports Teradata
for High-end Business Intelligence and CRM

TERADATA PARTNER CONFERENCE 2003, SEATTLE, WA - (September 22, 2003) - DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that it has extended its award-winning Transformation Server™ software to support Teradata's database management system, the world's leading enterprise data warehouse solution for high-end business intelligence and customer relationship management. Transformation Server empowers customers to easily and cost-effectively consolidate business data in real-time from multiple sources into the Teradata data warehouse.

Teradata is an established leader in the high-end and mid-range data warehouse markets. The proven capabilities of Teradata's relational database to handle large, complex data warehouse implementations have earned Teradata respect internationally. Teradata systems are used to host data warehouses from 100 gigabytes in size right up to the world's largest data warehouses in the multi-terabyte range.

"Our proven data integration solution, Transformation Server, is a perfect fit with Teradata since we serve many of the same industries such as retail, manufacturing, financial services and government. Teradata customers can increase their ROI by gaining true real-time data integration and synchronization, along with the broadest multi-platform support available today," said Nigel Stokes, CEO, DataMirror.

Teradata has been instrumental in granting DataMirror access to software, resources and technical expertise for the purposes of development, testing and validation.

"In extending our relationship with Teradata through the Alliance Partner Program, Teradata customers will continue to gain the advantages of real-time integration, as well as increased operational efficiency and performance with Transformation Server," added Stokes.

DataMirror Transformation Server is an innovative software solution that allows users to capture, transform and flow their data in real-time between DB2 UDB, Microsoft SQL Server, Oracle, Sybase, Teradata and XML data sources across UNIX, Linux, Microsoft Window NT/2000/XP, IBM OS/400, OS/390 and z/OS. Because Transformation Server is easy to implement and requires no programming changes to applications and databases, customers can realize a rapid return on their software investment. Transformation Server's out-of-the-box support for leading databases makes it ideal for a range of distributed data applications including EAI, e-Business, business intelligence and customer relationship management.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror's comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B'Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright © 2003 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, LiveIntegration, Transformation Server and The experience of now are trademarks or registered trademarks of DataMirror Corporation. Teradata is a trademark or registered trademark of NCR Corporation in the United States and other countries. All other brand or product names are trademarks or registered trademarks of their respective companies.